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                                                                  EXHIBIT (B)(3)
                         The Chase Manhattan Bank, N.A.
                                One Chase Plaza
                            New York, New York 10081
January 23, 1996
Mr. Vernon J. Nagel
Kuhlman Corporation
3 Skidaway Village Square
Savannah, Georgia 31411
Dear Vern:
Reference is made to the commitment letter of November 28, 1995, signed by you and me on behalf of our respective institutions. The commitment to lend $17.5 million described in that letter is hereby extended through March 15, 1996. All other terms and conditions of the commitment letters remain in full force and effect, except that the purchase price for the Acquisition shall not exceed $46 million.
Very truly yours,
THE CHASE MANHATTAN BANK
(National Association)
By: /s/ MARY GUERTZ, VP For
Thomas Daniels, Vice President
Agreed on January 31, 1996:
KUHLMAN CORPORATION
By: /s/ VERNON J. NAGEL
Vernon J. Nagel
Executive Vice President of Finance,
Chief Financial Officer and Treasurer